Exhibit 5

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 11, 2012 (this “Agreement”), among Liberty USA Holdings, LLC, a Delaware limited liability company (the “Buyer”), Barry Diller (“Diller”), The Diller Foundation, a California nonprofit public benefit corporation, doing business as The Diller-von Furstenberg Family Foundation (the “Foundation”), the Revocable Trust under the Trust Agreement of the Arrow 1999 Trust, as restated on December 21, 2011 by Barry Diller, as Settlor and Trustee (the “Trust” and, together with Diller and the Foundation, the “Sellers”) and, solely for purposes of Sections 1.1(e), 1.3, 5.3(b)-(c) and 5.4 herein, Liberty Interactive Corporation, a Delaware corporation (“Liberty”).

RECITALS

WHEREAS, the Foundation and the Trust are the beneficial and record owners of the shares of common stock, par value $0.001 per share (the “Common Stock”), of TripAdvisor, Inc., a Delaware corporation (the “Company”), set forth adjacent to such Seller’s name on Schedule I attached hereto (such shares, in the aggregate, the “Owned Shares”);

WHEREAS, Diller holds (i) options (the “Options”) to acquire the number of shares of Common Stock as set forth on Schedule I attached hereto, at the exercise prices for such Options as set forth on such schedule, and (ii) restricted stock units with respect to 10,319 shares of Common Stock (the “RSUs”);

WHEREAS, the Sellers each desire to sell, and the Buyer desires to buy, the Owned Shares and 107,596 shares of Common Stock issuable upon exercise of certain of the Options (the “Option Shares” and, together with the Owned Shares, the “Purchased Shares”), subject to the terms and conditions set forth herein;

WHEREAS, Diller and Liberty are parties to a Stockholders Agreement, dated as of December 20, 2011 (the “Stockholders Agreement”), and Diller, Liberty and the Company are parties to a Governance Agreement, dated as of December 20, 2011 (the “Governance Agreement”); and

WHEREAS, terms used but not defined herein have the meanings ascribed to them in the Stockholders Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

SECTION 1.                            PURCHASE AND SALE

1.1                               Purchase Price; Payment.

(a)                                 Subject to the terms and conditions contained herein, each Seller hereby agrees to sell, transfer and assign to the Buyer (or a wholly-owned subsidiary of the Buyer as designated by the Buyer), and the Buyer hereby agrees to purchase, acquire and accept from such Seller the Purchased Shares to be sold by such Seller hereunder for a purchase price of $62.50 per Purchased Share (the aggregate purchase price payable with respect to the Purchased Shares, the “Purchase Price”), paid in cash in immediately available funds to the account(s) hereafter designated by such Seller. Contemporaneously with the delivery of the applicable Purchase Price, each Seller will cause to be delivered to Buyer (or its designee) the Purchased Shares to be sold hereunder by such Seller.

(b)                                 The closing of the purchase and sale of the Purchased Shares (the “Closing”) will be held at the offices of Baker Botts L.L.P. at 30 Rockefeller Plaza, New York, NY 10012, at 8:00 a.m., local time, on December 11, 2012, unless any condition set forth in Section 4 is not satisfied on that date (other than conditions that by their nature are to be satisfied at the Closing), in which case the Closing will be held as soon as practicable (but not more than three (3) Business Days after satisfaction of the conditions set forth in Section 4 (other than conditions that by their nature are to be satisfied and are in fact satisfied at the Closing), or at such other date, time or place as the parties may mutually agree.  The date on which the Closing occurs is referred to as the “Closing Date”.  The representations and warranties of the Sellers, Liberty and the Buyer set forth in this Agreement shall survive the Closing and shall terminate on the date which is twelve (12) months from the Closing Date, except that the representations and warranties set forth in Sections 1.2(b), 1.2(c), 1.2(f), 1.2A(a), 1.2A(c), 1.2A(g), 1.2A(h), 1.3(b), 1.3(c) and 1.3(g) shall survive indefinitely.

(c)                                  If, between the date of this Agreement and the Closing Date, any change in the Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, dividend (including stock dividends) or distribution, exchange or readjustment of shares, or a record date for any of the foregoing is established, the number and type of shares deliverable hereunder by the Sellers or Buyer, as applicable, shall be appropriately adjusted.

(d)                                 The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax law.  To the extent that amounts are so withheld by Buyer and timely paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Seller.

(e)                                  Except to the extent otherwise required pursuant to a Final Determination or by an Issue Resolution Agreement or a Notice of Proposed Adjustment agreed to with the Internal Revenue Service (or similar agreement entered into with another taxing authority), (i) the parties hereto agree that the Purchase Price shall be treated as consideration paid by Buyer for the Purchased Shares for all tax purposes, and (ii) none of the Sellers, Buyer or

Liberty shall take (and the Sellers, Buyer and Liberty shall cause their respective Affiliates not to take) any position on any tax return or in any tax proceeding that is inconsistent with such treatment.  In the event that the treatment of the Purchase Price as consideration paid by Buyer for the Purchased Shares is challenged by any taxing authority in connection with any audit, examination or other tax proceeding with respect to taxes of Buyer, Liberty, any Seller or any of their respective Affiliates, Buyer, Liberty and such Seller, as applicable, shall (x) promptly provide notice thereof to the other party, (y)  keep the other parties reasonably informed as to the conduct of such tax proceeding and (z) defend such tax proceeding diligently and in good faith.  For purposes of this Section 1.1(e), a “Final Determination” means a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended, or any similar provision of state, local or foreign law.

1.2                               Representations and Warranties of the Sellers. Each of the Foundation and Trust, severally and not jointly, represents and warrants to Liberty and the Buyer that:

(a)                                 such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)                                 such Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including to sell, transfer and assign to the Buyer all right, title and interest in and to the Purchased Shares to be sold by such Seller hereunder;

(c)                                  (i) such Seller has good and valid title to, and is the sole record and beneficial owner of, the Owned Shares set forth adjacent to such Seller’s name on Schedule I attached hereto free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such shares arising out of or relating to the application of laws of descent and distribution, community property laws or spousal or other rights of a similar nature (other than as may arise under the Stockholders Agreement or the Governance Agreement or other than restrictions on transfer under applicable federal and state securities laws) and (ii) other than restrictions and encumbrances created by this Agreement, the Stockholders Agreement, the Governance Agreement and restrictions on transfer under applicable federal and state securities laws, (x) there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of such Seller’s Owned Shares, and (y) such Seller has the sole authority to direct the voting of its respective portion of the Owned Shares and the sole power of disposition with respect to its Owned Shares, with no restrictions;

(d)                                 except for the Owned Shares, and except as provided by the Stockholders Agreement, such Seller does not beneficially own (which, for all purposes of this Agreement, shall be as defined in the Stockholder Agreement), or have the right to acquire, any shares of capital stock of the Company or any of its Subsidiaries;

(e)                                  upon delivery to the Buyer (or its designee) of the certificates (or evidence of book-entry delivery) representing the Purchased Shares to be sold by such Seller hereunder at the Closing, the Buyer will acquire good and valid title to such shares, free and clear of all security interests, claims, liens and encumbrances of any nature, other than any liens and restrictions created by the Buyer (or its designee) or any member of the Liberty Stockholder Group or restrictions on transfer under applicable federal and state securities laws;

(f)                                   this Agreement has been duly and validly executed and delivered by such Seller and, assuming the due execution and delivery thereof by the Buyer, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(g)                                  The execution and delivery of this Agreement by such Seller and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, will not:

(i)                                     conflict with or violate the organizational or trust documents of such Seller;

(ii)                                  require any consent, approval, order or authorization of or other action by any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) or any registration, qualification, declaration or filing (other than any filings required to be made with the U.S. Securities and Exchange Commission under Regulation 13D or Section 16 of the Securities Exchange Act of 1934, as amended) with or without notice to any Governmental Entity, in each case on the part of or with respect to such Seller, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which such Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of the Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the Buyer or any of its Affiliates, or any business in which the Buyer or its Affiliates (other than the Company) is or has been engaged, is engaged or proposes to engage;

(iii)                               require, on the part of such Seller, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; or

(iv)                              result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of such Seller (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any agreement, contract, arrangement or understanding, written or oral (collectively, “Contract”), or any judgment, writ, order or decree (collectively, “Judgment”) to which such Seller is a party or by or to which such Seller, its properties, assets or any of such Seller’s Owned Shares may be subject, bound or affected or (y) any applicable law, rule or regulation (collectively, “Law”), other than any such Violation as would not, either individually or in the aggregate, have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby and otherwise perform its obligations; (ii) result (with or without notice, lapse of time or otherwise) in the creation, imposition, or foreclosure of or right to exercise or foreclose any lien or restriction of any nature whatsoever upon or in any of the assets of such Seller that consist of Owned Shares);

(h)                                 as of the date hereof, there is no action, suit, investigation or proceeding, governmental or otherwise (“Proceeding”), pending or, to the knowledge of such Seller, threatened, against such Seller relating to the Owned Shares of such Seller or the transactions contemplated by this Agreement;

(i)                                     no (i) beneficiary, grantee or appointee of the Trust (in the case of the Trust) or (ii) Person, if any, having any interest in or rights with respect to the Foundation (in the case of the Foundation), will have any right, claim, action, suit or complaint, whether based in contract, tort or breach of fiduciary or similar duty, against such Seller as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(j)                                    such Seller is not bound by or subject to any Contract with any person which will result in the Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

1.2A   Representations of Diller:  Diller represents and warrants to Liberty and the Buyer that:

(a)                                 Diller will, as of the Closing, have good and valid title to, and be the sole record and beneficial owner of, the Option Shares free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such shares arising out of or relating to the application of laws of descent and distribution, community property laws or spousal or other rights of a similar nature (other than as may arise under the Stockholders Agreement or the Governance Agreement or other than restrictions on transfer under applicable federal and state securities laws);

(b)                                 upon delivery to the Buyer (or its designee) of the certificates (or evidence of book-entry delivery) representing the Purchased Shares to be sold by Diller hereunder at the Closing, the Buyer will acquire good and valid title to such shares, free and clear of all security interests, claims, liens and encumbrances of any nature, other than any liens and restrictions created by the Buyer (or its designee) or any member of the Liberty Stockholder Group (including any security interests, claims, liens and encumbrances arising under any agreement to which Buyer or any member of the Liberty Stockholder Group is a party) or restrictions on transfer under applicable federal and state securities laws;

(c)                                  the representations and warranties of the other Sellers in Sections 1.2(b) and 1.2(c) are true and correct in all respects;

(d)                                 the information set forth on Schedule I attached hereto with respect to the Options (including the grant date and expiration date of, exercise price of, status as vested or unvested, and number of shares of Common Stock subject to each Option) and RSUs is true and correct in all respects, and such Options and RSUs constitute all options or other rights to acquire shares of Common Stock held by Diller;

(e)                                  except for the Owned Shares, the Options (and the Option Shares) and the RSUs, as applicable, and except as provided by the Stockholders Agreement, none of the Sellers or any member of the Diller Stockholder Group beneficially owns, or has the right to acquire, any shares of capital stock of the Company or any of its Subsidiaries;

(f)                                   Diller, upon exercise of the Options, will have the sole authority to direct the voting of the Option Shares and the sole power of disposition with respect to the Option Shares, with no restrictions;

(g)                                  immediately following the Closing, Diller and the Diller Stockholder Group, collectively, will beneficially own less than 2,500,000 Common Shares with respect to which he or it has a pecuniary interest;

(h)                                 this Agreement has been duly and validly executed and delivered by each Seller (and, in the case of the Trust, by Diller in his capacity as Settlor and Trustee of the Trust) and, assuming the due execution and delivery thereof by the Buyer, is a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(k)                                 The execution and delivery of this Agreement by Diller and the performance by him of his obligations hereunder and the consummation of the transactions contemplated hereby, will not:

(i)                                     require any consent, approval, order or authorization of or other action by any Governmental Agency or any registration, qualification, declaration or filing (other than any filings required to be made with the U.S. Securities and Exchange Commission under Regulation 13D or Section 16 of the Securities Exchange Act of 1934, as amended) with or without notice to any Governmental Entity, in each case on the part of or with respect to Diller, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which Diller may be required to obtain, give or make as a result of the specific legal or regulatory status of the Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the Buyer or any of its Affiliates, or any business in which the Buyer or its Affiliates (other than the Company) is or has been engaged, is engaged or proposes to engage;

(ii)                                  require, on the part of Diller, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; or

(iii)                               result (with or without notice, lapse of time or otherwise) in a Violation under (x) any Contract or any Judgment to which Diller is a party or by or to which Diller, his properties, assets or any of the Options (and the Option Shares) or RSUs may be subject, bound or affected or (y) any applicable Law, other than any such Violation as would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; (ii) result (with or without notice, lapse of time or otherwise) in the creation, imposition, or foreclosure of or right to exercise or foreclose any lien or restriction of any nature whatsoever upon or in any of the assets of Diller that consist of Options (and the Option Shares) or RSUs;

(l)                                     as of the date hereof, there is no Proceeding pending or, to the knowledge of Diller, threatened, against Diller relating to the Owned Shares, Options (including the Option Shares) or the RSUs or the transactions contemplated by this Agreement;

(m)                             no (i) beneficiary, grantee or appointee of the Trust or (ii) Person, if any, having any interest in or rights with respect to the Foundation, will have any right, claim, action, suit or complaint, whether based in contract, tort or breach of fiduciary or similar duty, against any Seller as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; and

(n)                                 Diller is not bound by or subject to any Contract with any person which will result in the Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

1.3                               Representations of the Buyer.  The Buyer and Liberty, severally and not jointly, represents and warrants to each Seller that:

(a)                                 it is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets

(b)                                 this Agreement has been duly and validly executed and delivered by it, and, assuming the due execution and delivery thereof by each Seller, is a valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(c)                                  it has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including, with respect to the Buyer, to purchase, acquire and accept from the Sellers all right, title and interest in and to the Purchased Shares;

(d)                                 The execution and delivery of this Agreement by it and the performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby, will not:

(i)                                     conflict with or violate the organizational documents of it;

(ii)                                  require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than those that have been obtained or made and any filings required to be made with the U.S. Securities and Exchange Commission under Regulation 13D or Section 16 of the Securities Exchange Act of 1934, as amended) with or without notice to any Governmental Entity, in each case on the part of or with respect to it, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby;

(iii)                               require, on the part of it, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby; or

(iv)                              result (with or without notice, lapse of time or otherwise) in (A) a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of it under (x) any Contract or any Judgment to which it is a party or by or to which it, its properties or its assets may be subject, bound or affected or (y) any applicable Law or (B) the creation, imposition, or foreclosure of or right to exercise or foreclose any lien or restriction of any nature whatsoever upon or in any of the assets of it, in each case of (A) and (B) that would, individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby;

(e)                                  as of the date hereof, there is no Proceeding pending or, to its knowledge, threatened, against it relating to the transactions contemplated by this Agreement;

(f)                                   it is not bound by or subject to any Contract with any person which will result in any Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby;

(g)                                  with respect to the Buyer, the Buyer has available to it, and will have at the Closing, sufficient funds to consummate the purchase of the Purchased Shares hereunder; and

(h)                                 it is relying on its own due diligence and review of the Company, its operations, financial condition and prospects, and acknowledges that none of the Sellers makes any representation or warranty of any kind, and specifically makes no representation or warranty of any kind regarding the business, operations, financial condition or prospects of the Company, other than those set forth in this Agreement.

SECTION 2.                            DELIVERIES OF THE SELLERS AT CLOSING

2.1                               At the Closing, each Seller will deliver to the Buyer (or its designee) one or more stock certificates representing the Purchased Shares to be sold by such Seller hereunder, accompanied by duly executed instruments of transfer in the name of the Buyer (or its designee) as transferee or duly endorsed in blank, together with stock transfer tax stamps attached and/or written confirmation, or other evidence reasonably satisfactory to the Buyer that such Purchased Shares have been deposited by book entry transfer to an account of the Buyer (or its designee) maintained with a bank, brokerage firm or other financial institution.  At least three (3) Business Days prior to the Closing Date, the Buyer shall provide the Seller with written notice identifying the accounts to which book entry delivery shall be made if the Buyer is requesting delivery of the Purchased Shares by book entry.

2.2                               At or before the Closing, Diller will deliver to the Buyer and the board of directors (the “Board”) of the Company an executed letter resigning as Chairman of the Board of the Company (but remaining as a member of the Board), effective as of, and conditioned on, the Closing.

SECTION 3.                            DELIVERIES OF THE BUYER AT CLOSING

At the Closing, the Buyer will deliver to the Sellers the Purchase Price in cash, subject to Section 1.1(d) of this Agreement.  At least three (3) Business Day prior to the Closing Date, the Sellers shall provide the Buyer with written notice of wire transfer instructions for delivery of the Purchase Price.

SECTION 4.                            CONDITIONS TO CLOSING

4.1                               Conditions to the Buyer’s Obligations.  The obligation of the Buyer to consummate the purchase of the Purchased Shares contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Buyer:

(a)                                 Proceedings Restrained.  There shall be no Judgment to which the Buyer is a party or by or to which the Buyer is bound restraining, enjoining or preventing the consummation of the transactions contemplated hereby.

(b)                                 Performance; Representations and Warranties True and Correct.  Each Seller shall have performed in all material respects all of its obligations hereunder to be performed by such Seller (other than its obligations under Section 5.3 of this Agreement, which shall be performed in all respects) at or prior to the Closing Date and each of the representations and warranties contained in Sections 1.2 and 1.2A of this Agreement shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date or as of such other date as specifically provided in Section 1.2 or 1.2A of this Agreement, in each case with the same effect as if then made.

(c)                                  Form W-9. Each Seller shall have delivered to the Buyer a properly completed and executed original of Internal Revenue Service Form W-9 providing such

Seller’s taxpayer identification number (“TIN”) and the requisite certification by such Seller under penalties of perjury.

(d)                                 No Actions. No judgment, decree or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, shall be in effect, in any such case that makes illegal the consummation of the transactions contemplated hereby or subjects the Buyer, the Company or any of their respective Affiliates to a material fine, judgment or penalty in connection with or as a result of the consummation of the transactions contemplated hereby.

(e)                                  No Takeover Defenses Implemented. The Company or its board of directors shall not have adopted, approved or implemented, or taken any action (i) that would, or would reasonably be expected to, constitute a breach of the Governance Agreement, or (ii) to adopt, approve or implement, any shareholder rights plan (as such term is commonly understood in connection with corporate transactions) or any other similar plan or agreement that would cause the Buyer to incur or suffer a material economic detriment (including through disproportionate dilution, relative to other holders of Common Stock, of the Buyer’s equity or voting power or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Company in the form of a mandatory offer requirement or similar provision) as a result of the transactions contemplated hereby.

(f)                                   Chairman Resignation. Diller shall have tendered, and the Company shall have received, his resignation as Chairman of the Board (which resignation will not affect his status as a member of the Board of Directors of the Company).

(g)                                  Deliveries. The Sellers shall have delivered the documents and instruments required pursuant to Section 2, together with one or more certificates, executed by the Sellers or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in paragraph (b) above.

4.2                               Conditions of the Sellers’ Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any of which may be waived in writing by such Seller:

(a)                                 Proceedings Restrained.  There shall be no Judgment to which any of the Sellers is a party or by or to which any Seller is bound restraining, enjoining or preventing the consummation of the transactions contemplated hereby.

(b)                                 Performance; Representations and Warranties True and Correct.  The Buyer shall have performed in all material respects all of its obligations hereunder to be performed by it at or prior to the Closing Date and each of the representations and warranties of Liberty and the Buyer contained in Section 1.3 of this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, with the same effect as if then made.

(c)                                  Deliveries.  The Buyer shall have delivered all documents and instruments required pursuant to Section 3, together with a certificate, executed by a duly authorized officer of the Buyer, as to the matters referred to in paragraph (b) above

(d)           No judgment, decree or order, preliminary, temporary or permanent, and no binding order or determination by any Governmental Entity, shall be in effect, in any such case that makes illegal the consummation of the transactions contemplated hereby or subjects any Seller or any of their respective Affiliates to a material fine, judgment or penalty in connection with or as a result of the consummation of the transactions contemplated hereby.

SECTION 5.         COVENANTS

5.1          Mutual Covenants.  The Buyer, on the one hand, covenants to the Sellers, and each Seller covenants to the Buyer, to exercise its reasonable best efforts to perform, comply with, and otherwise satisfy each of the conditions to be satisfied by such party hereunder and obtain all consents required to be obtained by such party for the consummation of the transactions contemplated hereby.

5.2          No Purchases.  Each Seller agrees that, during the period commencing with the date hereof and ending on the earlier to occur of the Closing and termination of this Agreement, he, she or it will not, and Diller agrees that he will cause the members of the Diller Stockholder Group not to, take any action to acquire, or seek to acquire, ownership, including beneficial ownership, of any shares of capital stock of the Company, or rights to acquire shares of capital stock of the Company, other than as contemplated by this Agreement (which shall expressly be deemed to include, in the case of Diller, Diller’s exercise of any options in respect of capital stock of the Company and taking of any actions to facilitate the exercisability, vesting and/or lifting of restrictions on any shares of capital stock of the Company or rights to acquire such shares, including Options or RSUs).

5.3          Stockholders Agreement; Joint Filing Agreement.

(a)           Notwithstanding anything herein to the contrary, Diller agrees to take  (and to cause any member of the Diller Stockholder Group to take) all actions necessary (including, without limitation, selling shares of Common Stock in the market or otherwise) so that, after giving effect to the sale of the Purchased Shares to the Buyer at the Closing, Diller and the Diller Stockholder Group, collectively, will beneficially own less than 2,500,000 Common Shares with respect to which he or it has a pecuniary interest.

(b)           Liberty and Diller hereby acknowledge and agree that this Agreement satisfies any notice requirements either has to the other under Section 4.6 of the Stockholders Agreement as a result  of the transactions contemplated hereby and that the Stockholders Agreement will terminate effective immediately following the Closing. Liberty and Diller affirm and agree that, prior to the Closing, the Stockholders Agreement shall remain in full force and effect in accordance with its terms.

(c)           Liberty and Diller hereby acknowledge and agree that the Joint Filing Agreement, dated as of December 20, 2011, between Liberty and Diller with respect to the Company will terminate effective immediately following the Closing.

5.4          Board of Directors.  Liberty agrees that, during the period commencing on the Closing and ending on the Director Expiration Date (as defined below), it will (i) use its reasonable best efforts to cause Diller to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as directors at each such annual meeting of the stockholders of the Company, (ii) vote (and cause each member of its Stockholder Group to vote), or act by written consent with respect to, any and all shares of Common Stock or shares of Class B common stock, par value $0.001 per share, of the Company, in each case, with respect to which it has the power to vote, in favor of Diller to serve as a director on the Company’s Board of Directors, and (iii) use its reasonable best efforts to ensure that (A) the unvested Options and RSUs will continue to vest as long as Diller remains a director of the Company and (B) the post-termination exercise period of any Options will not commence until Diller ceases to be a director of the Company.  The term “Director Expiration Date” means the first to occur of (w) January 1, 2018, (x) at such time as Diller has been convicted of, or has pled guilty to, any felony involving moral turpitude, (y) Diller ceases to hold any Options or RSUs or (z) such time as all Options and RSUs listed on Schedule I hereto shall have become vested and shall by their terms be exercisable through the applicable expiration date identified on Schedule I hereto.

5.5          Additional Agreements.

(a)           Liberty agrees that in the event it Transfers to a single third party (the “Transferee”) Common Shares constituting 10% or more of the outstanding voting power of the Company, it will cause the Transferee to agree to assume Liberty’s obligations under Section 5.4 with respect to the voting of the Common Shares Transferred to such Transferee.  The parties acknowledge that the entering into of any Hedging Transaction will not be deemed to be a Transfer of Common Shares; provided that if the settlement of such Hedging Transactions would otherwise qualify as a Transfer, then such settlement of the Hedging Transactions will be treated as a Transfer for purposes of this Section 5.5(a).

(b)           Diller and the Trust agree that in the event the Trust is dissolved, liquidated, revoked or otherwise terminated prior to the 6th anniversary of the Closing, any beneficiary or other person receiving a distribution of cash or other property will, as a condition of such distribution assume the Trust’s obligations hereunder with respect to any breach of the representation made in Section 1.2(c) hereof; provided, that such beneficiary’s or distributee’s obligation in connection with such distribution will be limited to the amount of cash or the fair market value of any property so distributed to such person.

5.6          Further Assurances.  If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.

SECTION 6.         TERMINATION

6.1          Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Sellers and the Buyer;

(b)           by Diller or the Buyer, if the Closing shall not have occurred before December 31, 2012, provided that the right to terminate this Agreement pursuant to this clause (b) shall not be available to (i) Diller in the event that a Seller’s material breach of its representations, warranties, covenants or agreements contained in this Agreement has resulted in the failure of the Closing to occur before such date, or (ii) the Buyer in the event that the Buyer’s or Liberty’s material breach of its representations, warranties, covenants or agreements contained in this Agreement has resulted in the failure of the Closing to occur before such date;

(c)           by the Buyer if there has been a material breach by any Seller of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five (5) Business Days after written notice thereof shall have been received by the Sellers; and

(d)           by Diller if there has been a material breach by the Buyer or Liberty of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five (5) Business Days after written notice thereof shall have been received by the Buyer.

6.2          Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 6.1, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this Section 6.2) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.         MISCELLANEOUS

7.1          Notice.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

If to the Buyer or Liberty:

Liberty Interactive Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	General Counsel
Telephone:	(720) 875-5400
Facsimile:	(720) 875-5401

with a copy to:

Baker Botts LLP
30 Rockefeller Plaza
44th Floor
New York, NY 10112
Attention:	Frederick H. McGrath, Esq.
Telephone:	(212) 408-2530
Facsimile:	(212) 259-2530

If to Diller or the Trust:

Arrow Investments
555 W 18th Street
New York, NY 10112
Attention:	Sarah Knutson
Telephone:	(212) 314-7225
Facsimile:	(212) 314-7476

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Andrew J. Nussbaum, Esq.
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000

If to the Foundation:

Arrow Investments
555 W 18th Street
New York, NY 10112
Attention:	Sarah Knutson
Telephone:	(212) 314-7225
Facsimile:	(212) 314-7476

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Andrew J. Nussbaum, Esq.
Telephone:	(212) 403-1000
Facsimile:	(212) 403-2000

7.2          Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

7.3          Successors and Assigns.  Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing and except as provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

7.4          Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

7.5          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

7.6          Remedies.

(a)           Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)           All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative,

and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

7.7          Entire Agreement.  This Agreement (including the Schedules hereto) embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

7.8          Interpretation.  The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Other than with respect to the Foundation, whenever any action is to be taken by, or notice given by, “Sellers,” action taken or notice given by Diller on behalf of Sellers will be deemed sufficient for such purpose and Buyer will be entitled to rely on any such action or notice by Diller as the action of or notice by all Sellers.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

LIBERTY USA HOLDINGS, LLC

By:	Liberty Interactive LLC, its sole member and manager

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Vice President

SELLERS:

/s/ Barry Diller
Barry Diller

THE DILLER FOUNDATION

By:	/s/ Barry Diller
Name: Barry Diller
Title: President

By:	/s/ Alex von Furstenberg
Name: Alex von Furstenberg
Title: Secretary

REVOCABLE TRUST UNDER THE TRUST AGREEMENT OF THE ARROW 1999 TRUST

By:	/s/ Barry Diller
Name: Barry Diller
Title: Trustee

Solely for purposes of Sections 1.1(e), 1.3, 5.3(b)-(c) and 5.4 herein:

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Vice President

Omitted Schedule

Schedule I to the Stock Purchase Agreement has not been provided herein. The Reporting Persons hereby undertake to furnish supplementally Schedule I to the Securities and Exchange Commission upon request.